UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – January 5, 2005

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

Century Indemnity Company (“Century”), ACE INA International Holdings, Ltd. (“AII”) and Randall & Quilter Investment Holdings Limited (“Purchaser”) entered into a Stock Purchase Agreement, dated as of January 5, 2005 (the “Stock Purchase Agreement”).

Century is a wholly-owned subsidiary of Brandywine Holdings Corporation, all shares of which are indirectly owned by ACE INA Holdings Inc. ACE Limited directly holds 20% of the issued and outstanding shares of ACE INA Holdings Inc. and controls the remaining 80% through its sole ownership of ACE Prime Holdings Inc.

The Stock Purchase Agreement provides for the sale of shares of the following affiliates of ACE Limited to Purchaser: all issued and outstanding shares of ACE American Reinsurance Company, a property and casualty insurance company domiciled in the Commonwealth of Pennsylvania (“AARe”), which are held by Century; all issued and outstanding shares of Brandywine Reinsurance Company S.A.N.V., a Belgian insurance company (“SANV”), which are held by Century and AARe, respectively; and all issued and outstanding shares of Brandywine Reinsurance Company (UK) Ltd., a UK insurance company (“BRUK”), which are held by AII (collectively, the “Sale”). The aggregate purchase price for the Sale of these companies consists of $3 in cash, plus two Preference Shares to be issued by the Purchaser. The parties will also make certain contributions to the capital of the AARe, SANV and BRUK at Closing.

The commutation or novation (to parties that are affiliates of ACE Limited) of certain reinsurance agreements between or among AARe, BRUK and SANV, on the one hand, and other affiliates of ACE Limited, on the other hand, is a condition to the closing of the Sale. The Sale is subject to the satisfaction of certain additional closing conditions, including without limitation the obtaining of all necessary consents and approvals from third parties, including the Pennsylvania Insurance Department and the Financial Services Authority of the United Kingdom.

The Sale is expected to close in the first half of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ PAUL B. MEDINI
Paul B. Medini
Chief Accounting Officer

DATE: January 11, 2005